As filed with the Securities and Exchange Commission on April 17, 2013

Registration No. 333-29841

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 2 ON

FORM S-1 TO FORM SB-2

REGISTRATION STATEMENT

Under

the Securities Act of 1933

ANNAPOLIS BANCORP, INC.

(Exact name of registrant as specified in its charter)

Maryland	6021	52-1595772
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

c/o F.N.B. Corporation

One F.N.B. Boulevard

Hermitage, Pennsylvania 16148

(724) 981-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vincent J. Delie, Jr.

One F.N.B. Boulevard

Hermitage, Pennsylvania 16148

(724) 981-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Gary R. Walker, Esq.

Reed Smith LLP

Reed Smith Centre

225 Fifth Avenue

Pittsburgh, PA 15222

(412) 288-3131

Approximate date of commencement of proposed sale to the public: Not applicable.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 on Form S-1 relates to the registration statement on Form SB-2 (Registration No. 333-29841) (the “Registration Statement”) registering 833,334 shares of the common stock, $0.01 par value per share (the “Common Stock”), of Annapolis Bancorp, Inc., a Maryland corporation (the “Company”). No unsold shares remain under the Registration Statement.

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 22, 2012, by and between the Company and F.N.B. Corporation (“FNB”), the Company was merged with and into FNB, effective as of 12:01 a.m. on April 6, 2013 (the “Merger”). Upon consummation of the Merger, each outstanding share of Common Stock (other than shares to be cancelled in accordance with the Merger Agreement) was converted into and exchangeable for the right to receive 1.143 shares of FNB common stock (“Exchange Ratio) and $0.15 in cash per share of Common Stock; provided, however, that cash will be issued in lieu of fractional shares of FNB common stock. The Merger Agreement further provides that ANNB stock options and ANNB restricted share awards shall be converted into and exchangeable for the right to purchase or receive, as the case may be, shares of FNB common stock in accordance with the Exchange Ratio.

As a result of the transactions contemplated by the Merger Agreement, the Company has terminated any offering of the Company’s securities pursuant to any registration statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, F.N.B. Corporation (as successor to by merger to the Registrant) has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hermitage, Commonwealth of Pennsylvania, on this 17th day of April, 2013.

F.N.B. CORPORATION
(as successor to Annapolis Bancorp, Inc.)

By:	/s/ Vincent J. Delie, Jr.
Vincent J. Delie, Jr.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

	Title	Date

/s/ Vincent J. Delie, Jr.	President and Chief Executive Officer and a Director (principal executive officer)	April 17, 2013
Vincent J. Delie, Jr.

/s/ Vincent J. Calabrese, Jr.	Chief Financial Officer(principal financial officer)	April 17, 2013
Vincent J. Calabrese, Jr.

/s/ Timothy G. Rubritz	Corporate Controller(principal accounting officer)	April 17, 2013
Timothy G. Rubritz

/s/ William B. Campbell	Director	April 17, 2013
William B. Campbell

/s/ James D. Chiafullo	Director	April 17, 2013
James D. Chiafullo

/s/ Laura E. Ellsworth	Director	April 17, 2013
Laura E. Ellsworth

/s/ Philip E. Gingerich	Director	April 17, 2013
Philip E. Gingerich

	Title	Date

/s/ Robert B. Goldstein	Director	April 17, 2013
Robert B. Goldstein

/s/ Stephen J. Gurgovits	Chairman of the Board and a Director	April 17, 2013
Stephen J. Gurgovits

/s/ David J. Malone	Director	April 17, 2013
David J. Malone

/s/ D. Stephen Martz	Director	April 17, 2013
D. Stephen Martz

/s/ Robert J. McCarthy, Jr.	Director	April 17, 2013
Robert J. McCarthy, Jr.

Director
Harry F. Radcliffe

/s/ Arthur J. Rooney, II	Director	April 17, 2013
Arthur J. Rooney, II

/s/ John W. Rose	Director	April 17, 2013
John W. Rose

Director
Stanton R. Sheetz

/s/ John S. Stanik	Director	April 17, 2013
John S. Stanik

/s/ William J. Strimbu	Director	April 17, 2013
William J. Strimbu

/s/ Earl K. Wahl, Jr.	Director	April 17, 2013
Earl K. Wahl, Jr.